UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY OF FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 33-20104
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MetLife Texas Holdings, Inc.
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(Exact name of registrant as specified in its charter)

	One Madison Avenue, New York, New York 10010 - (212)578-3437
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	(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

9.41% Contingent Payment Notes due December 31, 1997
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(Title of each class of securities covered by this Form)

None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

		Rule 12g-4(a)(1)(i)   			  Rule 12h-3(b)(1)(i)
						---						---
		Rule 12g-4(a)(1)(ii) 			  Rule 12h-3(b)(1)(ii)
						---						---
            Rule 12g-4(a)(2)(i)  		             Rule 12h-3(b)(2)(i)
		---				---
 	           Rule 12g-4(a)(2)(ii)  		             Rule 12h-3(b)(2)(ii)
		---				---
			             Rule 15d-6		       X
							---

Approximate number of holders of record as of the certification or notice date
180
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   Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date January 26, 1998			By  /s/John C. Kelsh
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							John C. Kelsh, Assistant Secretary

Instruction This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.